Exhibit 4.2

EXECUTION VERSION

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of December 8, 2014 (this “Agreement”), by and among KLX Inc., a Delaware corporation (the “Company”), Wilmington Trust, National Association, a national banking association with trust powers organized and existing under the laws of the United States (“Wilmington Trust”), as escrow agent (in such capacity, the “Escrow Agent”), and Wilmington Trust, as trustee (in such capacity, the “Trustee”) under the Indenture (as defined below).

WHEREAS, this Agreement is being entered into in connection with (i) the Purchase Agreement dated as of November 21, 2014 (the “Purchase Agreement”), among the Company and the initial purchasers set forth on Schedule I to the Purchase Agreement (the “Initial Purchasers”), and (ii) the Indenture dated as of the date hereof (the “Indenture”), between the Company and the Trustee, governing the Company’s 5.875% Senior Notes due 2022 (the “Notes”).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.  Definitions.  The following terms have the following meanings when used in this Agreement:

“Consummation Release Certificate” means an officer’s certificate substantially in the form of Exhibit A hereto, signed by an Authorized Representative (as hereinafter defined), certifying to the Escrow Agent (and which certificate will be concurrently delivered to the Trustee) on behalf of the Company as to the matters specified in Exhibit A.

“Redemption Certificate” means an officer’s certificate substantially in the form of Exhibit B hereto, signed by an Authorized Representative, certifying to the Escrow Agent (and which certificate will be concurrently delivered to the Trustee) on behalf of the Company as to the matters specified in Exhibit B.

Any capitalized terms used in this Agreement and not defined herein have the meanings attributed thereto in the Indenture.

Section 2.  Appointment of Escrow Agent.  The Company hereby appoints the Escrow Agent as escrow agent and paying agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

Section 3.  Deposit of the Escrowed Funds; Grant of Security Interest. The Company, substantially concurrently with the execution and delivery of this Agreement, has caused to be deposited with the Escrow Agent in an escrow account (the “Escrow Account”) the sum of $1,210,966,666.67 in immediately available funds (the “Escrowed Funds”) consisting of (x) $1,200,000,000 of gross proceeds from the sale of the Notes pursuant to the Purchase Agreement and (y) $10,966,666.67, representing the interest that would acrrue on the Notes from the date hereof to, but not including, the third Business Day following the Outside Date, and which Escrowed Funds may be invested in money market mutual funds registered under the Investment Act of 1940 as specifically directed in writing by the Company from time to time.

The Escrowed Funds plus all interest thereon, less any property and/or funds distributed or paid in accordance with this Agreement, are collectively referred to herein as the “Escrow Property”. The Escrow Agent shall have no obligation to invest or reinvest the Escrow Property if deposited with the Escrow Agent after 11:00 a.m. New York time on such day of deposit. Written instructions received after 11:00 a.m. New York time will be treated as if received on the following Business Day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Property. Any interest or other income received on such investment and reinvestment of the Escrow Property shall become part of the Escrow Property and any losses incurred on such investment and reinvestment of the Escrow Property shall be debited against the Escrow Property. If a selection is not made and a written direction not given by the Company to the Escrow Agent, the Escrow Property shall remain uninvested with no liability for interest therein; notwithstanding the foregoing, if the Escrow Property shall not have been released from the Escrow Account by the Escrow Agent in accordance with Section 4 by 5:00 p.m. New York City time on December 16, 2014, then commencing with December 17, 2014, if a selection is not made and a written direction not given by the Company to the Escrow Agent, the Escrow Property shall be invested in Federated Prime Obligations Fund, CUSIP No. 60934N203 until the Escrow Agent receives other instructions from the Company in accordance with the procedures herein. It is agreed and understood that the entity serving as Escrow Agent may earn fees associated with the investments outlined above in accordance with the terms of such investments. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Property pursuant to Section 4 hereof. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder and shall have no discretion with respect thereto. It is understood and agreed that the Escrow Agent or its affiliates are permitted to receive additional compensation that could be deemed to be in the Escrow Agent’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or subcustodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments.

As security for the full and punctual payment when due to the Holders and the Trustee of all amounts that may be payable from time to time under, or in connection with, the Indenture or the Notes, now or hereafter arising (such obligations, the “Secured Obligations”), the Company hereby pledges, assigns, transfers, delivers and grants to the Trustee, for the benefit of the Trustee and the ratable benefit of the Holders, a first priority lien on, and first priority security interest in (the “Lien”), all of the Company’s right, title and interest in and to the Escrow Property and the Escrow Account, and all certificates and instruments, if any, from time to time representing or evidencing (i) the Escrow Account, (ii) the Escrow Property, and (iii) all proceeds of and other distributions on or with respect to any and all of the foregoing clauses (i) and (ii) (including, without limitation, all dividends, interest, principal payments, cash, options, warrants, rights, investments, subscriptions, financial assets and other property or proceeds) (collectively, clauses (i) through (iii), the “Escrow Collateral”).  The Lien on the Escrow Collateral shall at all times be valid, perfected and enforceable as a first priority security interest of the Trustee against the Company in accordance with the terms of this Agreement until such time as the Escrow Property is released from the Escrow Account pursuant to Section 4.

Upon the release of the Escrow Property pursuant to Section 4, the security interest with respect to the Escrow Collateral granted by the Company to the Trustee, for the benefit of the Trustee and the ratable benefit of the Holders, pursuant hereto, shall automatically terminate without any further action and the Escrow Property, when delivered by the Escrow Agent pursuant to Section 4, shall be delivered to the recipient free and clear of any and all liens, claims, encumbrances or right of set-off of the Trustee and the Holders, and each of the Escrow Agent and the Trustee agrees that the Escrow Property shall then be free and clear of any and all existing or future liens, claims, encumbrances or right of set-off of the Escrow Agent.

The Escrow Agent hereby agrees that any security interest in, lien on, encumbrance, claim or right of set-off against, the Escrow Collateral it now has or subsequently obtains shall be subordinate to the security interest of the Trustee in the Escrow Collateral, except those rights of set-off and banker’s liens arising in connection with any of the Escrow Agent’s charges, fees, expenses and indemnities provided for herein, if any.

Section 4.  Distribution of Escrow Property.

(a)                                 If the Escrow Agent receives the Consummation Release Certificate, then the Escrow Agent shall release and deliver the Escrow Property in accordance with the payment instructions contained in the Consummation Release Certificate on or before 10:00 a.m., New York City time, on the Business Day provided therein; provided that the Company shall provide the Escrow Agent with written notice of the Company’s intention to deliver the Consummation Release Certificate, together with instructions to liquidate the Escrow Property, at least two Business Days prior to such delivery or such other time as agreed between the Escrow Agent and the Company. If a Consummation Release Certificate is not delivered on the Business Day specified in such notice, the Escrow Agent shall reinvest the Escrow Property in accordance with any written instructions of the Company unless otherwise directed by an Authorized Representative in writing.

(b)                                 If the Escrow Agent receives the Redemption Certificate, then the Escrow Agent shall release and deliver directly to the Trustee the amount set forth in the Redemption Certificate, representing 100.000%  of the aggregate principal amount of the Notes plus accrued and unpaid interest to but excluding the Special Mandatory Redemption Date, and any remaining amounts in the Escrow Account directly to the Company, in each case, in accordance with the instructions contained in the Redemption Certificate on or before 10:00 a.m., New York City time, on the Business Day provided therein; provided that the Business Day specified in the Redemption Certificate for release and delivery of the Escrow Property shall be no later than three Business Days after the date of delivery of the Redemption Certificate.

Section 5.  Termination. This Agreement shall terminate upon the distribution of all Escrow Property from the account established hereunder in accordance with Section 4. The provisions of Sections 6, 8 and 9 shall survive the termination of this Agreement and the earlier resignation or removal of the Escrow Agent.

Section 6.  Compensation of Escrow Agent. The Escrow Agent shall be entitled to payment from the Company for customary fees and expenses for all services rendered by it hereunder as separately agreed to in writing between the Company and the Escrow Agent. The Company shall reimburse the Escrow Agent on demand for all such customary fees and reasonable out-of-pocket expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable external counsel, advisors’ and agents’ fees, expenses and disbursements and all taxes or other governmental charges, promptly upon receipt by the Company of an invoice documenting such amounts. The obligations contained in this Section 6 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

Section 7.  Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving thirty (30) calendar days’ prior written notice of such resignation to the Company and the Trustee. The Company may remove the Escrow Agent at any time by giving thirty (30) calendar days’ prior written notice to the Escrow Agent along with payment of fees and expenses to which the Escrow Agent is entitled through the date of removal. Upon such notice, a successor escrow agent shall be appointed by the Company, who shall provide written notice of such to the resigning Escrow Agent. Such successor escrow agent shall become the escrow agent hereunder upon the resignation or removal date specified in such notice. If the Company does not designate a successor escrow agent within thirty (30) days after such notice, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The costs and expenses (including its attorneys’ reasonable fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by the Company. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall deliver the Escrow Property then held hereunder to the successor Escrow Agent. Upon its resignation and delivery of the Escrow Property as set forth in this Section 7, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Escrow Property or this Agreement.

Section 8.  Indemnification of Escrow Agent. The Company shall indemnify, defend and hold harmless the Escrow Agent and its officers, directors, employees, representatives and agents from and against and reimburse the Escrow Agent for any and all claims, expenses, obligations, liabilities, losses, damages, penalties, stamp or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable attorneys’ fees and expenses) demanded, asserted or claimed against or otherwise incurred by the Escrow Agent directly or indirectly relating to, or arising from participation in the transactions contemplated hereby, except to the extent caused by the Escrow Agent’s gross negligence or willful misconduct as determined by a judgment of a court that is binding, is final and is not subject to review on appeal. The provisions of this Section 8 shall survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent.

Section 9.  The Escrow Agent.

(a)                                 The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied against the Escrow Agent. The Escrow Agent (in its capacity as such) shall not be subject to, nor required to comply with, any other agreement to which the Company is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from the Company; provided that nothing herein shall affect the Trustee’s rights and obligations under the Indenture. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(b)                                 If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree or writ which in any way affects the Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Property), the Escrow Agent is authorized to comply therewith in any reasonable manner advised by its legal counsel; the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree or writ may be subsequently modified or vacated or otherwise determined to have been without legal force or effect, except to the extent that any such order, judgment, decree or writ or the effect of any interpretation the foregoing is due to the Escrow Agent’s gross negligence or willful misconduct.

(c)                                  The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or conclusively relying upon any written instruction, notice, demand, certificate or document from the Company, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, or (iii) for an amount in excess of the Escrowed Funds.

(d)                                 The Escrow Agent may consult with legal counsel of its own choosing, at the expense of the Company, as to any matter relating to this Agreement, and the Escrow Agent shall not incur any liability in acting in good faith reliance upon any advice from such counsel.

(e)                                  The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or other wire or communication facility).

(f)                                   The Escrow Agent shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder that is believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper person without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(g)                                  The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h)                                 The Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder, except as specifically directed by the Company in writing. Uninvested funds held hereunder shall not earn or accrue interest.

(i)                                     When the Escrow Agent acts on any information, instructions or communications (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by facsimile, email or other form of electronic or data transmission, that are believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper person, the Escrow Agent, absent gross negligence or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Company or is not in the form the Company sent or intended to send (whether due to fraud, distortion or otherwise).

(j)                                    In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Escrow Property, unless the Escrow Agent receives written instructions, signed by the Company, which eliminates such ambiguity or uncertainty.

(k)                                 In the event of any dispute between or conflicting claims among the Company and any other person or entity with respect to any Escrow Property, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Company for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. The Escrow Agent shall act on such court order without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by the Company.

(l)                                     The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Company shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The Company will provide the Escrow Agent with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall only be responsible for income reporting with respect to income earned on the Escrow Property (to be attributed to the Company), if any, and will not be responsible for any other reporting.

(m)                             The Escrow Agent shall provide to the Company monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Company unless the Escrow Agent is notified in writing, by the Company, to the contrary within thirty (30) Business Days of the date of such statement.

Section 10.  Miscellaneous.

(a)                                 This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof.

(b)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(c)                                  Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party hereto further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder. Each party hereto further waives all right to trial by jury in any action, suit or other proceeding arising out of or relating to this Agreement.

(d)                                 All notices and other communications under this Agreement shall be in writing in English and shall be deemed given when delivered personally, on the next Business Day after delivery to a recognized overnight courier or mailed first class (postage prepaid) or when sent by facsimile to the parties (which facsimile copy shall be followed, in the case of notices or other communications sent to the Escrow Agent, by delivery of the original) at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Company, to:

KLX Inc.

1300 Corporate Center Way

Wellington, Florida 33414

Facsimile: (561) 791 - 3966

Attention: President and Chief Operating Officer

If to the Escrow Agent, to:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1615

Attention:  KLX Inc. — Escrow Administrator

Email: JJones2@wilmingtontrust.com

(e)                                  The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

(f)                                   This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns.  No person other than the parties hereto shall acquire or have any rights under or by virtue of this Agreement. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 10(f)) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

(g)                                  This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto.

(h)                                 The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(i)                                     The parties acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Escrow Agent such information as it may request, from time to time, in order for the Escrow Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

(j)                                    This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(k)                                 The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(l)                                     The Company hereby represents and warrants (i) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) that the execution, delivery and performance of this Agreement by the Company does not and will not violate any applicable law or regulation.

(m)                             The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

(n)                                 For purposes of this Agreement, “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law or executive order to be closed in the City of New York.

(o)                                 For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Trustee and the Escrow Agent may conclusively rely upon such instructions or directions, delivered, and executed by representatives of the Company designated on Scheduled I attached hereto and made a part hereof (each such representative, an “Authorized Representative”) which such designation shall include specimen signatures of such representatives, as such Schedule I may be updated from time to time.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

KLX INC.

By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	President and Chief Operating Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Escrow Agent

By:	/s/ Joshua C. Jones
	Name:	Joshua C. Jones
	Title:	Assistant Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee

By:	/s/ Joshua C. Jones
	Name:	Joshua C. Jones
	Title:	Assistant Vice President

[Signature Page to Escrow Agreement]

SCHEDULE I

Authorized Representatives

Name	Title	Specimen Signature

Thomas P. McCaffrey Email: tom_mccaffrey@beaerospace.com Phone: (561) 753-1203	President and Chief Operating Officer	/s/ Thomas P. McCaffrey

Michael F. Senft Email: mike_senft@beaerospace.com Phone: (561) 791-5000 (Ext. 4103)	Chief Financial Officer and Treasurer	/s/ Michael F. Senft

Schedule I - 1